Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-197730

$100,000,000

Fulton Financial Corporation

4.50% Subordinated Notes due 2024

Issuer:	Fulton Financial Corporation (the “Issuer”)

Amount Offered:	$100 million aggregate principal amount of Subordinated Notes (the “Securities”)

Trade Date:	November 12, 2014

Settlement Date:	November 17, 2014 (T+3)

Maturity:	November 15, 2024

Coupon:	4.50%

Payment Dates:	Semiannual, 30/360 day count: May 15 and November 15

Initial Coupon:	May 15, 2015

Yield to Investors:	4.571%

Spread:	+220 basis points versus UST 2.375% due 8/15/2024 (Strike Price: 100-1, Strike Yield: 2.371%)

Purchase Price (to Investors):	99.436%

Gross Spread:	1.375%

Price to Issuer:	$98,061,000 (98.061%)

Redemption:	The notes are not subject to redemption or repayment prior to maturity

Credit Rating:*	BBB/Baa2 (Fitch/Moody’s)

Ranking:	The Securities will be general unsecured subordinated obligations of the Issuer and will rank equally with all of the Issuer’s other unsecured subordinated obligations from time to time outstanding, provided that the Securities will rank senior to the junior subordinated debentures issued to the Issuer’s capital trust subsidiaries, and will rank junior to all of the Issuer’s existing and future senior indebtedness to the extent and manner set forth in the subordinated debt indenture under which the Securities will be issued.

Method of Distribution:	SEC Registered, Shelf Takedown

Lead Manager:	Jefferies LLC

Co-Manager:	Sandler O’Neill & Partners, L.P.

CUSIP:	360271 AJ9

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Jefferies LLC toll-free at 1-877-547-6340.

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

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